DUNHAM & ASSOCIATES INVESTMENT COUNSEL, INC.

CODE OF ETHICS AND CONDUCT

Dunham & Associates Investment Counsel, Inc.

I.	Introduction

This Code of Ethics and Conduct (the “Code”) has been adopted by Dunham & Associates Investment Counsel, Inc. (DAIC) in accordance with Rule17j-1 (the “Rule”) under the Investment Company Act of 1940 (the “Act”) and Rule 204-2 of the Investment Advisers Act of 1940.  The purpose of this code is to establish guidelines and procedures to identify and prevent persons from breaching their fiduciary duties and to deal with other situations that may be deemed a conflict of interest. We are required to provide this Code to you and any subsequent updates.

In addition, federal securities laws require investment advisers and broker-dealers to adopt policies and procedures to identify and prevent the misuse of material non-public information.  Therefore, DAIC has adopted an Insider Trading Policy that applies to all employees.

All known violations of the code should be promptly discussed with the Director of Compliance. If you are concerned in any way about the consequences of reporting violations, please consider reporting on an anonymous basis. DAIC will make effort to treat any information provided with confidentiality.

Carefully read the guidelines and procedures of this Code and the Insider Trading Policy (Appendix I).  After you sufficiently understand the terms and conditions, please sign, date, and return the attached acknowledgement of receipt and Certificate of Compliance and Personal Holdings.  Please retain a copy of this Code for your reference.

II.	Definitions

The following terms are defined as follows:

Advisory Person	Advisory Person of a Fund or of a Fund's investment adviser means:

Any director, officer, general partner or employee of the Fund or investment advisor (or of any company in a control relationship to the Fund or investment advisor) who, in connection with his or her regular functions or duties, makes, participates, in or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales. As presently structured, DAIC personnel do not fit under this definition.

Any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund. As presently structured, DAIC personnel do not fit under this definition.

Access Person
means employees of DAIC with access or potential access to material inside information regarding client trades placed directly by DAIC or its clients. This includes senior managers of DAIC and all employees in the following departments: Client Services, Sales and Marketing, Analyst Group, Compliance, Technology, Operations, and Finance.

Note: Non-access persons are required to meet all duplicate confirmation/statement requirements.

Beneficial Ownership:

means any interest in a Security for which an Access Person or any member of his or her immediate family (relative by blood or marriage living in the same household) can directly or indirectly receive a monetary benefit.  This term also includes the right to buy or sell a Security, or to vote or direct the voting of a Security.

Personal Securities Transaction:

means any transaction in which an Access Person or his or her immediate family acquires or disposes of a covered Security in which any such person has or gains a direct or indirect Beneficial Ownership interest.

Control:
means the power to exercise a controlling influence over the management or policies of a company (unless such power is solely the result of an official position with the company).  Any person who owns (directly or through one or more controlled companies), more than 25% of the voting securities of a company shall be presumed to control such company.

Covered Security:	means all financial instruments except:

	–	debt securities issued by the U.S. government or its agencies or instrumentalities;
– bankers’ acceptances;
– bank certificates of deposit;
– commercial paper;
– shares of Money market funds
	–	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds
	–	shares of registered open-end investment companies (mutual
funds but not including the Dunham Funds)

Certain covered securities, including Closed-end funds, HOLDRS, ETFs, and the Dunham Funds are subject to the reporting requirements of the Code, but may not be subject to trading restrictions such as preclearance or holding period limitations.

Supervised Person	means any employee of DAIC

III.	General Prohibitions

This Code applies to all Supervised Persons.  The Code acknowledges the general principles that all Supervised Persons of an Investment Adviser:

–	owe a fiduciary obligation to all Clients;
–	have the duty at all times to place the interest of all Clients first;

–	must conduct their personal securities transactions in a manner that avoids conflicts of interest or abuses their position of trust and responsibility; and
–	should not take improper advantage of their positions in relation to Clients.

The Code makes it unlawful, when buying or selling securities for accounts in which they hold an interest to engage in activities that are dishonest, manipulative, or that involve false or misleading statements.  No person shall use any information concerning the investments or investment intentions of a Client or legally affiliated entities for personal gain or in a manner harmful to the interests of any Client.

In this regard, no Person shall, directly or indirectly in connection with the purchase or sale of a Security held or to be acquired by any Client:

–	employ any device, scheme, or artifice to defraud any Client;
or
–	make any untrue statement of a material fact or omit to state a material fact that could be misleading; or
–	engage in an act, practice, or course of business which operates or would operate as fraud or deceit upon any Client; or
–	engage in any manipulative practice with respect to any Client.

This Code requires Access Persons to report their covered personal securities transactions as described in Section VI.

IV.	Prohibited Transactions

Prohibited Securities Transactions

No Access Person may engage in a Securities transaction in a covered security if he or she knows or should know at the time of entering into the transaction that:

–	DAIC has personally engaged in and executed a transaction in the same or equivalent security for a Client within the last seven (7) days.
–	DAIC has engaged in or is considering executing a transaction in the same security for a Client within the next seven (7) days.

With the exception of Closed-end funds, HOLDRS, ETFs, the Dunham Funds, and Private Placements (see requirements for initial investment), when purchasing or selling a covered personal Securities transaction an Access Person must:

–	obtain advance written clearance of such transaction in
accordance with Section V of this Code; and

–	report to the Compliance Department the information described in Section VII of this Code.

Personal Securities Transactions – De Minimis Exception

Trades within the 7 day window

The Code permits Access Persons who have satisfied the pre-clearance requirements of Section V of this Code to purchase a covered Security regardless of the fact that a client of DAIC may be placed in the Security, under the following conditions:

Equity Securities:

	–	purchase or sale of 500 shares or less and totaling less than
$15,000 (over a rolling 30 day period) by the Access Person or members of their immediate family if the issuer is listed on the
NYSE, AMEX, or NASDAQ (or 5 options with expiration
beyond the next expiration) and
	–	the issuer’s market capitalization is greater than $1 billion
(underlying security for options) or

Debt Securities:
	–	purchase or sale of 100 units ($100,00 principal amount) or
less (over a rolling 30 day period) by the Access Person or
members of their immediate family; and
	–	the issuer’s market capitalization is greater than $1 billion.

Initial Public Offerings

No Access Person may engage in a personal Securities transaction in a Security subject to an initial public offering.  Exceptions are only with the prior written approval of the Director of Compliance.

Private Placements

An Access Person may not initially subscribe to a private placement without first receiving the written approval of the Director of Compliance.  The Access person is subject to initial approval and subsequent reporting, but not to pre clearance of subsequent investments in the same series of partnerships.

Ban on Short-Term Trading Profits

With the exception of ETFs, HOLDRS, Closed-end funds, Private Placements, and the Dunham Funds, all of which have no required holding period, no Access Person may engage in a Covered Securities transaction involving the profitable purchase and sale, or sale and purchase, of a security where the holding time is less than 60 calendar days (see separate time periods for options). Absent an acceptable circumstance, profits realized on such short-term trades shall be disgorged to a charity selected by the Access Person.

The ban on short-term trading profits does not prohibit closing positions at a loss within the 60 day period, subject to the conditions of the Prohibited Securities Transactions section and the De Minimis exemptions.  New positions subsequently established after a loss is taken may be reopened in the same security, but must be pre cleared.

Option positions opened should reflect an expiration date beyond the next upcoming expiration date. For instance, an option opened on Dec 15 should reflect expiration in January or beyond, not a short-term December expiration date.  Profitable options may not be sold until the expiration week or 60 days (whichever is less) at which the time the option can be closed or exercised without pre clearance or approval.

Closing option positions at a loss within the holding period is permitted and subject to the conditions of the Prohibited Securities Transactions section and the De Minimis exemptions. New option positions subsequently established after a loss is taken may be opened in the same option, but must be pre cleared.

Gifts

No Supervised Person may seek any gift, favor, gratuity, or preferential treatment from any person or entity that:

–	does business with or on behalf of DAIC;
–	that is or may appear to be connected with any present or future business dealings between DAIC and that person or
organization;
–	which may create or appear to create a conflict of interest.

Only gifts offered as a courtesy may be accepted.

Discretion should be used in accepting invitations for dinners, evening entertainment, golf outings, sporting events, or theater.  When accepting such invitations, DAIC requires that the person offering the invitation be in attendance in order to accept the invitation.  No employee should offer any gifts, favors, or gratuities that could be viewed as influencing decision-making or otherwise could be considered as creating a conflict of interest on the part of the recipient.

Service as a Director

No Supervised Person may serve on the board of directors for any publicly traded company without first obtaining the approval of the CEO of DAIC.  Supervised persons must not trade any securities during the black out period imposed by the public company. During the open windows, the Supervised Person may buy or sell the security, but must pre-clear the transaction with both the CFO of the public company and the CCO of DAIC. Any purchases or sales must be for investment purposes. No short-term trading is permitted.

In addition, any Supervised Person that wishes to serve on the board of directors of a privately held company must first provide confirmation that no business relationship exists between DAIC and the company. Supervised persons should include private securities and options on their initial and annual list of holdings and preclear purchases and sales of such securities with Compliance.

Front-Running

No Access Person may knowingly engage in front-running an order or recommendation, even if the Access Person is not handling the order or the recommendation (and even if the order or recommendation is for someone other than the Access Person).

Inside Information

No Access Person may use material, non-public information about any issuer of Securities, whether or not such Securities are held by DAIC(s) or are suitable for inclusion in such portfolios, for personal gain or on behalf of a Client.  Any Access Person who believes he or she is in possession of such information must contact DAIC’s Director of Compliance immediately to discuss the information and the circumstances surrounding its receipt.  This prohibition does not prevent an Access Person from contacting officers and employees of issuers or other investment professionals in seeking information about issuers that has been publicly disseminated.  (Refer to Dunham & Associate’s Insider Trading Policy attached as Appendix I for more information).

V.	Pre-Clearance Procedures

Procedures for Pre-Clearance

Approval Requirements

With the exception of ETFs, HOLDRS, Closed-End Funds, the Dunham Funds, and Private Placements (see requirements for initial investment) an Access Person must obtain written pre-clearance for covered securities from the Director of Client Services and the Compliance Department.  Pre-clearance of transactions under the De Minimis exemption is also be obtained under the same process.

Time of Clearance

Pre-Clearance must be obtained on the date of the proposed transaction and is valid for the date approved and the next business day.

Form

Pre-Clearance must be obtained in writing by completing and signing a Trade Preclearance Form (including the details of the proposed transaction) or obtaining other written authorization from the required persons.  An example of such form is attached.

Filing

The Compliance Department will retain a copy of all Personal Trading Authorization Forms and other trade authorizations.

Factors Considered in Clearance of Personal Transactions

Generally, the factors described below will be considered in determining whether or not to clear a proposed personal securities transaction.  However, if warranted by the nature of the Securities transaction, the Director of Compliance has the authority to clear a Securities transaction on any basis. A narrative explanation of the rationale may be included on the Personal Trading Authorization Form:

–	whether the amount or nature of the transaction or person
making it is likely to affect the price of or market for the
Security;
–	whether the transaction would create the appearance of
impropriety, whether or not an actual conflict exists;
–	whether the transaction is non-voluntary on the part of the
individual, such as a receipt of a stock dividend;
–	whether the Security is currently being considered for solicited purchase or sale by DAIC or has been considered in the past
(7) seven days.

VI.	Exempt Securities Transactions

The Pre-Clearance Requirements in Section V, and the Reporting Requirements in Section VII of this Code do not apply to:

–	transactions in an account over which an Access Person has no direct or indirect influence or control; or in any account held by an Access Person which is managed on a discretionary basis by a Person other than the Access Person, and with respect to

which the Access Person does not, if fact, influence or control the transactions;
–	transactions which are non-voluntary on the part of the Access
Person;
–	purchases which are part of an automatic dividend
reinvestment plan;
–	purchases as a result of the exercise by an Access Person of rights issued pro rata to all holders of a class of Securities, to the extent that such rights were acquired from the issuer, and the sale of such rights; and
–	other similar circumstances as determined by the Director of
Compliance.

VII.	Reporting

Reporting Requirements

Access Persons

Each Access Person shall provide a report to the Compliance Department within (30) thirty days after the end of each quarter of all covered personal Securities transactions during the quarter. Account statements may be utilized for this purpose. Any non-exempt transactions in securities where statements are not provided to DAIC must be separately reported by the employee to the Compliance department.  The Compliance department will note the date of receipt on each statement or report.

For any employee and related transactions in the Dunham Funds and the Dunham LP’s, the Compliance department is provided quarterly with a list of transactions by account.  These accounts are initially noted by employees on the Employee Disclosure Form.
Access person transactions in these Dunham affiliated products are reviewed quarterly by the Compliance department.

Compliance Department Trades

The Director of Client Services will review and approve all personal trading conducted by the Director of Compliance through approvals of Trade preclearance requests and a review of accounts statements.

Form of Reports/Statements

Reports or statements must contain the following information with respect to each reportable transaction:

–	Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

–	Title, number of shares or principal amount of each Security and the price at which the transaction was effected; and
–	Name of the broker, dealer, or bank with or through whom the transaction was effected.

Such report may contain a statement that the report is not to be construed as an admission that the person filing the report has or had any direct or indirect Beneficial Interest in any Security described in the report.

Disclosure by New Access Persons of Personal Securities Holdings

Within 10 days of becoming an Access Person, an employee must provide a Disclosure Form containing a list of all covered Securities in which he or she has a Beneficial Ownership interest.

The initial disclosure can be made by listing each security currently owned, or via attaching account statements to the Brokerage Account disclosure page (statement with ending date within 45 days of employment).  If holdings have changed since the statement, any changes should be disclosed on the back of the statement or on a separate form.

Annual Certification

All Supervised Persons must certify annually that they understand the Code, have had an opportunity to ask questions about the Code, and will comply with all applicable aspects of the Code. Each Access Person is also required to certify that DAIC has on file a complete list of holdings. This certification is made via an update of the Employee Disclosure Form by January 31 of each year.

VIII.	Confidentiality of Dunham & Associates Transactions

Any information relating to DAIC’s clients and transactions are to be kept confidential.  Disclosure of such confidential information should be made only to persons who are specifically authorized to receive that information.  Questions or concerns regarding confidential information should be directed to the Compliance Department.